Exhibit 3.1
FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS
OF
WEBSIDESTORY, INC.
          The undersigned, being the duly elected and acting Secretary of WebSideStory, Inc., a Delaware corporation (the “Company”), does hereby certify that:
          1.      The Board of Directors of the Company duly approved and adopted the following amendment to the Amended and Restated Bylaws of the Company:
          Article III, Section 2 of the Amended and Restated Bylaws of WebSideStory, Inc. is hereby amended and restated in its entirety as follows:
                         “Section 2.      VACANCIES. Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in the Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office for a term that shall coincide with the remaining term of the class of directors to which such director shall have been elected or appointed (as contemplated by the Certificate of Incorporation) and until their successors are duly elected and shall qualify, unless sooner displaced. No decrease in the number of authorized directors constituting the whole Board shall shorten the term of any incumbent director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.”
          2.      All other provisions of the Amended and Restated Bylaws of the Company remain unchanged and are in full force and effect.
          IN WITNESS WHEREOF, I have hereunto subscribed my name this 30th day of March, 2006.

/s/ DRU GREENHALGH
Dru Greenhalgh
Secretary